                                                                     EXHIBIT 2.4


                              EXCO RESOURCES, INC.
                                 ("Parent Co.")



                                      and



                           EXCO RESOURCES CANADA INC.
                                   ("A Co.")



                                      and



                              ADDISON ENERGY INC.
                                  ("Addison")





               --------------------------------------------------

                            PRE-ACQUISITION AGREEMENT


                                 March 22, 2001

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
                                             ARTICLE I
                                          INTERPRETATION

  1.1      Definitions............................................................................1
  1.2      Singular, Plural, etc..................................................................7
  1.3      Deemed Currency........................................................................7
  1.4      Headings, etc..........................................................................7
  1.5      Date for any Action....................................................................8
  1.6      Governing Law..........................................................................8
  1.7      Attornment.............................................................................8
  1.8      Incorporation of Schedules.............................................................8

                                            ARTICLE II
                                            THE OFFER

  2.1      The Offer..............................................................................9
  2.2      Addison Directors' Circular...........................................................13
  2.3      Offer Documents.......................................................................14
  2.4      Outstanding Stock Options.............................................................14

                                            ARTICLE III
                                    PUBLICITY AND SOLICITATION

  3.1      Publicity.............................................................................16

                                            ARTICLE IV
                         TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

  4.1      Second Stage Transaction..............................................................16
  4.2      Information Circular, Etc.............................................................17

                                             ARTICLE V
                          REPRESENTATIONS AND WARRANTIES OF PARENT CO. AND A CO.

  5.1      Organization and Qualification........................................................17
  5.2      Authority Relative to this Agreement..................................................18
  5.3      No Violations.........................................................................19
  5.4      Availability of Funds.................................................................19

                                             ARTICLE VI
                            REPRESENTATIONS AND WARRANTIES OF ADDISON

  6.1      Organization and Qualification........................................................20
  6.2      Authority Relative to this Agreement..................................................20
  6.3      No Violations.........................................................................21
  6.4      Capitalization........................................................................21
  6.5      No Material Adverse Change............................................................22
  6.6      No Undisclosed Material Liabilities...................................................22
  6.7      Impairment............................................................................22
  6.8      Obligations...........................................................................22
  6.9      Brokerage and Other Fees..............................................................23

                                        i
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
  6.10     Conduct of Business...................................................................23
  6.11     Financial Statements..................................................................23
  6.12     Subsidiaries..........................................................................23
  6.13     Compliance with Law...................................................................23
  6.14     Material Agreements...................................................................24
  6.15     Employment Agreements.................................................................24
  6.16     Employee Benefit Plans................................................................24
  6.17     United States Relationships and Operations............................................24
  6.18     Data and Information..................................................................24
  6.19     Engineering Report....................................................................25
  6.20     Books and Records.....................................................................25
  6.21     Litigation, etc.......................................................................25
  6.22     Environmental.........................................................................25
  6.23     Tax Matters...........................................................................27
  6.24     Insurance.............................................................................29
  6.25     Operational Matters...................................................................30
  6.26     Regarding the Addison Assets..........................................................31

                                            ARTICLE VII
                                        CONDUCT OF BUSINESS

  7.1      Conduct of Business by Addison........................................................34
  7.2      Conduct of Business by Parent Co. and A Co............................................37
  7.3      Integration of Operations.............................................................37

                                            ARTICLE VIII
                                        COVENANTS OF ADDISON

  8.1      Notice of Material Change.............................................................37
  8.2      Non-Completion Fees...................................................................38
  8.3      No Solicitation.......................................................................40
  8.4      Addison Board of Directors............................................................41
  8.5      Representations and Warranties........................................................42

                                             ARTICLE IX
                                  COVENANTS OF PARENT CO. AND A CO.

  9.1      Representations and Warranties........................................................42
  9.2      Other Covenants.......................................................................42

                                             ARTICLE X
                                          MUTUAL COVENANTS

  10.1     Other Filings.........................................................................42
  10.2     Additional Agreements.................................................................43

                                             ARTICLE XI
                                TERMINATION, AMENDMENT AND WAIVER

  11.1     Termination...........................................................................43
  11.2     Effect of Termination.................................................................44
  11.3     Amendment.............................................................................44
  11.4     Waiver................................................................................45

                                       ii
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
                                             ARTICLE XII
                                          GENERAL PROVISIONS

  12.1     Notices...............................................................................45
  12.2     Miscellaneous.........................................................................47
  12.3     Assignment............................................................................47
  12.4     Expenses..............................................................................47
  12.5     Severability..........................................................................48
  12.6     Parent Co. Guarantee..................................................................48
  12.7     Counterpart Execution.................................................................48

  SCHEDULE A   -   CONDITIONS TO THE OFFER
  SCHEDULE B   -   FORM OF PRE-TENDER AGREEMENT
  SCHEDULE C   -   EXCLUDED MATERIAL CHANGES
  SCHEDULE D   -   OFFICER OBLIGATIONS/EMPLOYMENT AGREEMENTS
  SCHEDULE E   -   ADDISON OPTIONS
  SCHEDULE F   -   MATERIAL AGREEMENTS
  SCHEDULE G   -   ALBERTA ROYALTY TAX CREDITS
  SCHEDULE H   -   AREAS OF MUTUAL INTEREST

                            PRE-ACQUISITION AGREEMENT

     THIS PRE-ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of March, 2001, by and among EXCO RESOURCES, INC., a corporation subject to the corporate laws of the State of Texas with its head and principal office in the City of Dallas, in the State of Texas ("Parent Co."), EXCO RESOURCES CANADA INC., a corporation subject to the Business Corporations Act (Alberta) with an office in the City of Calgary, in the Province of Alberta ("A Co.") and ADDISON ENERGY INC., a corporation subject to the Business Corporations Act (Alberta) with its head and principal office in the City of Calgary, in the Province of Alberta ("Addison"). Except as otherwise set forth in this Agreement, capitalized terms shall have the meanings set forth in Article I.

RECITALS:

1. The board of directors of Addison wishes to encourage Parent Co. to make an offer to the securityholders of Addison to purchase all of the issued and outstanding common shares of Addison.

2. Parent Co. is willing to cause its wholly owned subsidiary A Co. to make an offer subject to the terms and conditions of this Agreement.

3. Parent Co. is willing to guarantee the obligations of A Co. as contemplated herein.

4. The board of directors of Addison has unanimously determined to recommend acceptance of the A Co. offer to the securityholders of Addison, to cooperate with A Co. and to take all commercially reasonable action to support the A Co. offer.

5. The board of directors of Addison has determined that it would be in the best interests of Addison and its shareholders to enter into this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

"A Co." means EXCO Resources Canada Inc., a wholly owned subsidiary of Parent
Co.;

"Act" means the Business Corporations Act (Alberta);

"Addison" means Addison Energy Inc.;

"Addison Assets" means the Petroleum and Natural Gas Rights, the interests of Addison in the Tangibles, and the Miscellaneous Interests;

"Addison Governing Documents" means the certificate and articles of incorporation and by-laws of Addison;

"Addison Options" means the outstanding options to acquire Addison Shares under the Share Option Plan;

"Addison Shares" means common shares of Addison;

"affiliate" has the meaning set forth in the Act;

"Agreement", "this Agreement", "herein", "hereto", "hereof" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time, and, where applicable, to the appropriate Schedules hereto;

"Business Day" means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta;

"Corporate Laws" means all applicable corporate laws, including the Act;

"Data Room" means the data room maintained by Addison in connection with its efforts to solicit proposals for the acquisition of Addison;

"diluted basis" means, with respect to the number of outstanding Addison Shares at any time, the number of outstanding Addison Shares calculated assuming that all outstanding options to purchase Addison Shares and other rights to acquire Addison Shares, if any, are exercised;

"Disclosed Information" means the information disclosed to Parent Co. or A Co. pursuant to or contemplated by the Parent Co. Confidentiality Agreement or made available to Parent Co. or A Co. (or their respective representatives) in the Data Room or otherwise made available to Parent Co. or A Co. at Addison's offices;

"Effective Time" means the time at which A Co. shall have acquired ownership of and paid for at least the Minimum Required Shares pursuant to the Offer;

"Engineering Report" means the independent reserve evaluation report of Addison's oil and gas properties prepared by Gilbert Laustsen Jung Associates Ltd. dated January 8, 2001, and having an effective date of January 1, 2001;

"Environmental Laws" means any applicable laws and regulations related to protection or preservation of the environment and any applicable laws and regulations related to the storage, handling, transportation, use, spill, release or emission of toxic or hazardous substances;

"Expiry Time" means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time;

"in writing" means written information, including documents, files, records, books and other materials, made available, delivered or produced to Parent Co. or A Co. by or on behalf of Addison in the course of conducting its due diligence review in respect of Addison between January 16, 2001, being the date of the Parent Co. Confidentiality Agreement, and the date of this Agreement;

"Initial Expiry Time" means 5:00 p.m. (Calgary time) on the first Business Day after the 21st day following the day of mailing of the Offer Documents to the shareholders of Addison (where the first day of this period is the day immediately following the day of mailing);

"Lands" means all lands or interests therein in respect of which Addison holds interests in or rights to explore, drill for or recover Petroleum Substances, including, without limitation, all such lands and interests described in the Engineering Report, subject to such limitations as to geological formations and substances and Permitted Encumbrances and such encumbrances as may appear in the Engineering Report;

"Leases" means the petroleum and natural gas leases and similar instruments listed or referred to in the Engineering Report by virtue of which the holder thereof is entitled to produce, save and market Petroleum Substances from the Lands;

"Material Adverse Change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, petroleum and natural gas reserves, assets, capitalization, financial condition, licenses, permits, leases, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Addison which is materially adverse to the business of Addison, other than a change (a) arising out of hedging activities undertaken by Addison prior to the date hereof, consistent with past practice, (b) arising out of a matter identified in Schedule C, (c) resulting from conditions affecting the oil and gas industry as a whole, (d) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere, or (e) resulting from the drilling, completion or testing of any well or prospect establishing that any such well or prospect is not commercially viable or is less successful than anticipated by Addison;

"Material Adverse Effect" means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of Addison; provided that a Material Adverse Effect shall not include an adverse effect resulting from an event, change or effect (a) arising out of hedging activities undertaken by Addison prior to the date hereof, consistent with past practice, (b) arising out of a matter identified in Schedule C, (c) resulting from conditions affecting the oil and gas industry as a whole, (d) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere, or (e) resulting from the drilling, completion or testing of any well or prospect establishing that any such well or prospect is not commercially viable or is less successful than anticipated by Addison;

"Minimum Condition" means the condition set forth in paragraph (a) of Schedule
A;

"Minimum Required Shares" means that number of the outstanding Addison Shares required to satisfy the Minimum Condition unless A Co. shall have waived the Minimum Condition, in which case "Minimum Required Shares" means that number of the outstanding Addison Shares which A Co. takes up on the Take-up Date, provided that such number of Addison Shares shall not be less than 50% of the outstanding Addison Shares on a diluted basis;

"Miscellaneous Interests" means all of the right, title, estate and interest of Addison in and to all property, assets and rights associated with the Petroleum and Natural Gas Rights or the Tangibles (other than the Petroleum and Natural Gas Rights and the Tangibles themselves) including, without limitation, the entire interest of Addison in:

     (b)  the Title and Operating Documents;

     (c) all rights of Addison to use or occupy the surface of lands (including, but not limited to, the Lands) which are used in connection with the Petroleum and Natural Gas Rights or the Tangibles, including rights to enter upon and occupy the surface of lands to gain access thereto;

     (d)  all Wells; and

     (e) the records, data and information related to the Petroleum and Natural Gas Rights or the Tangibles, including without limitation the Title and Operating Documents;

"Offer" has the meaning set forth in Section 2.1(a);

"Offer Documents" has the meaning set forth in Section 2.3(a);

"Officer Obligations" means any obligations or liabilities of Addison to pay any amount to its officers, directors, or employees, other than for salary, bonuses under its existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices, and obligations or liabilities of Addison in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and subject to Corporate Laws, and without limiting the generality of the foregoing, Officer Obligations shall include the obligations, if any, of Addison to officers or employees (a) for severance or termination payments on or in connection with the change of control of Addison pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to Addison's severance policy in the case of employees at the date hereof, or (b) retention bonus payments pursuant to any retention bonus program, all as disclosed in Schedule D;

"Parent Co." means EXCO Resources, Inc.; "Parent Co. Confidentiality Agreement" means the confidentiality agreement dated January 16, 2001 between Parent Co. and Addison;

"Permitted Encumbrances" means:

     (a) liens for taxes, assessments or governmental charges which are not due or delinquent or the validity of which is being diligently contested in good faith by Addison;

     (b) liens incurred or created in the ordinary course of business as security in favor of any other person who is conducting the development or operation of the property to which such liens relate for Addison's share of the costs and expenses of such development or operation which are not due or delinquent;

     (c) mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

     (d) easements, rights of way, servitudes or other similar rights in land (including, without limitation, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

     (e) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

     (f) governmental requirements of general application, including, without limitation, those respecting production rates or other operational matters;

     (g) the royalties and other encumbrances either described in the Engineering Report or of that same type with respect to Petroleum and Natural Gas Rights not referred to in the Engineering Report;

     (h) the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

     (i) the terms and conditions of the Leases and any and all agreements applicable to the Lands, including unit agreements or pooling agreements entered into with respect to the Lands;

     (j)  any rights of first refusal;

     (k) any provisions for penalties or forfeitures contained in the Title and Operating Documents; and

     (l) security in favor of National Bank of Canada to secure Addison's loan facilities with National Bank of Canada;

"Petroleum and Natural Gas Rights" means the undivided interests attributed to Addison (including, without limitation, the interests described in the Engineering Report) in:

rights (whether fee simple interests, leasehold interests or other interests) in mines and minerals in the Lands and rights to drill for and produce, save and market Petroleum Substances from the Lands;

royalties, net profits interests and similar interests entitling the holder thereof to a share of the Petroleum Substances produced from the Lands or lands pooled or unitized therewith or to a payment calculated by reference to the quantity of such production, the proceeds from the sale thereof or the profits therefrom; and

rights to acquire the foregoing;

"Petroleum Substances" means one or more of crude oil, petroleum, natural gas, natural gas liquids and related hydrocarbons (except coal) and all other substances (including sulphur and sulphur compounds) produced in association therewith;

"Second Stage Transaction" has the meaning set forth in Section 4.1;

"Securities Authorities" means the securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Securities Laws" has the meaning set forth in Section 2.3(a);

"Share Option Plan" means the share option plan of Addison dated May 25, 1998;

"subsidiary" has the meaning set forth in the Act; "Superior Proposal" has the meaning set forth in Section 8.3;

"Take or Pay Obligations" means obligations of Addison under or in respect of a contract for the sale of production of Petroleum Substances arising as a result of payments made by or on behalf of the buyer thereunder in advance of taking delivery of Petroleum Substances pursuant thereto or in lieu of or as compensation for the buyer not taking deliveries of Petroleum Substances pursuant thereto;

"Take-over Proposal" means a proposal or offer by a third party (other than by A Co.), whether or not subject to a due diligence condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of Addison or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Addison, whether by means of an arrangement, amalgamation, merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer, exchange offer, liquidation, dissolution, recapitalization or similar transaction involving Addison, or by any other means, including, without limitation, any single or multi-step transaction or series of related transactions structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of Addison or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Addison (other than the transactions contemplated by this Agreement);

"Take-up Date" means the date on which A Co. first takes up Addison Shares pursuant to the Offer;

"Tangibles" means all equipment and facilities used or held for use in respect of the production, gathering, dehydration, processing, treatment, measurement, storage or transportation of Petroleum Substances from the Lands or lands pooled or unitized therewith, including, without limitation, wellheads, pumps, pumpjacks, dehydrators, separators, meters, generators, flowlines, gathering lines, batteries, tanks, pipelines, compressors and gas processing plants;

"Title and Operating Documents" means (a) the Leases; (b) all agreements relating to the ownership or operation of the Addison Assets entered into in the normal course of business, including, without limitation: operating procedures; unit agreements and unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements, royalty agreements, farmin agreements, farmout agreements and participation agreements; trust agreements; agreements respecting the gathering, measurement, processing, compression or transportation of Petroleum Substances; gas and oil sales contracts; seismic data licensing agreements; well operating contracts; and surface leases, pipeline easements, road use agreements and other contracts granting the right to use the surface of lands; and (c) all permits, licenses and approvals issued or granted by governmental authorities pertaining to the ownership or operation of the Addison Assets or the gathering, processing, treatment, storage, measurement, transportation or sale of the production of Petroleum Substances from the Addison Assets; and

"Wells" means all producing, shut-in, suspended, abandoned, capped, injection and disposal wells in which Addison has or has had an interest, including, without limitation, those wells described or referred to in the Engineering Report.

1.2  SINGULAR, PLURAL, ETC.

     Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3  DEEMED CURRENCY

     In the absence of a specific designation of any currency, all dollar amounts herein shall be deemed to refer to Canadian dollars.

1.4  HEADINGS, ETC.

     The division of this Agreement into Articles and Sections, the provision of a table of contents and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5  DATE FOR ANY ACTION

     In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.6  GOVERNING LAW

     This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.7  ATTORNMENT

     The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby, agree not to commence any action, suit or proceeding relating thereto except in such courts, and agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any of such parties in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.8  INCORPORATION OF SCHEDULES

     Schedules A through H attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A     Conditions to the Offer
Schedule B     Form of Pre-tender Agreement
Schedule C     Excluded Material Changes
Schedule D     Officer Obligations/Employment Agreement
Schedule E     Addison Options
Schedule F     Material Agreements
Schedule G     Alberta Royalty Tax Credits
Schedule H     Areas of Mutual Interest

                                   ARTICLE II
                                   THE OFFER

2.1  THE OFFER

     (a) SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, A CO. shall, as soon as commercially practicable and in any event not later than 11:59 p.m. (Calgary time) on March 30, 2001, mail an offer to purchase all of the outstanding Addison Shares, including all Addison Shares that may become outstanding after the date of the Offer upon the exercise of Addison Options, for a cash consideration of $6.62 for each Addison Share, which offer shall be made in accordance with applicable Securities Laws and Corporate Laws and shall be subject only to the conditions set forth in Schedule A (the "Offer", which term shall include any amendments to, or extensions of, such Offer, including, without limitation, amendments increasing the consideration, removing or waiving any condition, as permitted, or extending the date by which Addison Shares may be tendered). The Offer Documents shall be prepared in accordance with applicable Securities Laws and Corporate Laws. A Co. shall, on a confidential basis, provide Addison with a draft of the Offer Documents prior to mailing for its review and comment, with the intent that Addison will have a reasonable opportunity to review and provide comments in respect of the Offer Documents. The content of the Offer Documents will be determined by A Co., provided that the Offer Documents will not contain any information or statements that are inconsistent with matters that are specifically addressed or provided for in this Agreement or as otherwise contemplated hereby.

     (b) Parent Co. may make the Offer itself or through A Co. or one or more other direct or indirect wholly owned entities or any combination thereof (which, for the purposes hereof, may include a trust or partnership, all of the beneficiaries or partners of which are direct or indirect subsidiaries of Parent Co.). In the event that any one or more of such entities (including A Co.) make the Offer, the term "A Co." as used herein shall mean all of such entities that make the Offer, but Parent Co. shall continue to be liable to Addison, as principal obligor, for A Co.'s obligations hereunder and for any default in performance by any of such entities.

     (c) The Offer shall expire at the Initial Expiry Time, provided that the Offer may be extended, subject to Section 2.1(d), at the sole discretion of A Co. if the conditions thereto set forth in Schedule A are not satisfied at the Initial Expiry Time or at such other time at which the Offer expires or if A Co. shall have taken up the Minimum Required Shares pursuant to the Offer. If A Co. acquires the Minimum Required Shares pursuant to the Offer but the number of Addison Shares acquired at such time is less than the number required to satisfy the Minimum Condition, A Co. will advise Addison of such fact and extend the Offer for at least 10 days.

          If the conditions set forth in Schedule A are satisfied or waived at the Expiry

          Time, A Co. shall take up all Addison Shares validly tendered (and not properly withdrawn) pursuant to the Offer and shall pay for such Addison Shares not later than one Business Day thereafter. Each of A Co. and Addison shall use all commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof.

          Notwithstanding the foregoing, if the condition set out in paragraph
          (b) of Schedule A has not been satisfied or waived prior to the Initial Expiry Time, A Co. shall extend the Offer for such period of time, not to exceed 60 days following the Initial Expiry Time, as is necessary to satisfy or fulfill such condition, but only if A Co. has made a bona fide determination, acting reasonably, that there is a reasonable prospect that such condition may be satisfied within such 60 day period.

(d)  A Co. may, in its sole discretion:

     (i) waive in whole or in part any term or condition of the Offer at any time and from time to time, provided that if A Co. takes up and pays for any Addison Shares it shall acquire not less than the Minimum Required Shares; and

     (ii) amend any term or condition of the Offer, provided that A Co. shall not:

          (A)  change the number of Addison Shares for which the Offer is made;

          (B) decrease the value or change the form of the consideration to be paid for each Addison Share; or

          (C) modify or impose additional conditions to the Offer in a manner that is, in the opinion of Addison, acting reasonably, materially adverse to the holders of Addison Shares (it being understood that an extension of the Offer, an increase in the consideration or a permitted waiver of any condition will not be considered to be adverse to the holders of Addison Shares).

(e) A Co. will instruct the depositary under the Offer to advise Addison from time to time, not less frequently than daily commencing five Business Days prior to the Initial Expiry Time until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by Addison and in such manner as Addison may reasonably request, as to the number of Addison Shares that have been tendered (and not withdrawn) under the Offer, provided that Addison shall keep such information confidential.

(f) THE OBLIGATION OF A CO. TO MAKE THE OFFER AS SET FORTH IN SECTION 2.1(a) SHALL BE CONDITIONAL UPON THE FOLLOWING:

     (i) no Material Adverse Change shall have occurred in respect of Addison, no person shall have brought or threatened to bring a bona fide action for injunctive relief against the performance of this Agreement or the completion of the Offer or for material damages against A Co. in connection with this Agreement or the completion of the Offer, and no other event shall have occurred and no circumstance shall exist which would make it impossible or impracticable, in the opinion of A Co, acting reasonably, to satisfy one or more of the conditions of the Offer described in Schedule A;

     (ii) as at the date that the Offer is to be made, no representation or warranty by Addison contained in this Agreement shall have been determined by A Co., acting reasonably, to be inaccurate in any material respect (or, in the case of representations and warranties that are themselves qualified by a materiality limitation, determined to be inaccurate) and no breach by Addison of, or non-compliance by Addison with, any covenant or obligation contained in this Agreement in a material respect shall have occurred;

    (iii) the board of directors of Addison shall have provided and shall not have withdrawn, modified or changed any of its recommendations, approvals, resolutions, or determinations referred to in Section 2.2(a); and

     (iv) A Co. shall have received, within 72 hours of the execution of this Agreement and, in any event, not later than 12:00 noon (Calgary time) on the date immediately preceding the date that the Offer Documents are to be mailed to holders of Addison Shares (a) duly executed pre-tender agreements substantially in the form attached hereto as Schedule B from each of the directors and senior officers of Addison and certain other shareholders of Addison in respect of Addison Shares which, in the aggregate, represent not less than 66 2/3% of the Addison Shares on a diluted basis, (b) duly executed agreements, in form and substance satisfactory to Parent Co., in respect of ongoing management and employee arrangements including a share appreciation rights plan, and (c) duly executed agreements, in form and substance satisfactory to Parent Co., in respect of outstanding Addison Options.

     The foregoing conditions are for the exclusive benefit of A Co. and may be waived by A Co., in whole or in part, at any time and from time to time.

     (g) ADDISON SHALL PROVIDE A CO. A CERTIFICATE OF THE PRESIDENT OR OTHER OFFICER OF ADDISON ACCEPTABLE TO A CO., IN SUCH OFFICER'S CAPACITY AS AN OFFICER OF ADDISON AND NOT IN SUCH OFFICER'S PERSONAL CAPACITY, BOTH ON THE DATE OF THE OFFER AND ON THE TAKE-UP DATE UNDER THE OFFER TO THE EFFECT THAT THE REPRESENTATIONS AND WARRANTIES OF ADDISON CONTAINED IN THE AGREEMENT ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS (OR, IN THE CASE OF REPRESENTATIONS AND WARRANTIES THAT ARE THEMSELVES QUALIFIED BY A MATERIALITY LIMITATION, ARE TRUE AND CORRECT) AS OF THE DATE OF SUCH CERTIFICATE WITH THE SAME FORCE AND EFFECT AS IF GIVEN ON AND AS OF THE DATE OF SUCH CERTIFICATE, AND ADDISON HAS COMPLIED, IN ALL MATERIAL RESPECTS, WITH ITS COVENANTS AND OBLIGATIONS UNDER THE AGREEMENT.

2.2  ADDISON DIRECTORS' CIRCULAR

     (a) Addison consents to the Offer as set forth in Section 2.1 and confirms that its board of directors (i) has unanimously approved the Offer and this Agreement, (ii) has determined that the consideration to be offered to Addison's shareholders pursuant to the Offer is fair, from a financial point of view, to the holders of Addison Shares and that the Offer is in the best interests of Addison, and (iii) has unanimously resolved to recommend acceptance of the Offer by the holders of Addison Shares.

     (b) Addison shall prepare and make available for mailing sufficient copies of a directors' circular prepared in accordance with applicable Securities Laws and Corporate Laws. The directors' circular will set forth (among other things) the recommendation of the board of directors of Addison as described in Section 2.2(a). Addison shall provide A Co. with a draft copy of the directors' circular prior to its finalization and in reasonably sufficient time for A Co.'s review and comment, and the parties shall use all commercially reasonable efforts to cause the directors' circular to be mailed together with the Offer Documents without any delay in the time the Offer Documents would otherwise be mailed.

     (c) The board of directors of Addison has been advised that all of the directors and officers of Addison intend to tender their Addison Shares under the Offer and to exercise their "in the money" options to acquire Addison Shares or to receive payment therefor as contemplated by Section 2.4. Addison agrees to deliver to A Co., within 72 hours of the execution of this Agreement and, in any event, not later than 12:00 noon (Calgary time) on the date immediately preceding the date that the Offer Documents are to be mailed to holders of Addison Shares, duly executed pre-tender agreements (in the form or substantially in the form of the agreement attached hereto as Schedule
          B) duly executed by such directors and officers in respect of 2,749,300 Addison Shares and 730,000 Addison Options. The directors' circular shall reflect the execution and delivery of such pre-tender agreements and the agreement of the directors and officers to tender their Addison Shares pursuant to the Offer.

2.3  OFFER DOCUMENTS

     (a) A Co. shall file or cause to be filed with the appropriate Securities Authorities an Offer to Purchase and Take-over Bid Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery, if any, pursuant to which the Offer will be made (collectively, the "Offer Documents"). The Offer Documents, when filed with Securities Authorities and when mailed to holders of Addison Shares, shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with the Act and any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States and any other applicable securities laws (collectively, the "Securities Laws") and all applicable Corporate Laws.

     (b) Addison shall provide such assistance as A Co. or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of the Addison Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists and updated or supplemental lists of the shareholders of Addison and of the holders of Addison Options and other securities convertible into or exchangeable for Addison Shares and mailing labels with respect to all such holders of securities as soon as possible after the date of this Agreement and in any event no later than the close of business in Calgary on March 29, 2001, and updates or supplements thereto from time to time as may be requested by A Co.

2.4  OUTSTANDING STOCK OPTIONS

     (a) Subject to the receipt of any necessary regulatory approvals, persons holding options pursuant to the Share Option Plan who may do so under Securities Laws and in accordance with the Share Option Plan (or pursuant to this Section 2.4) shall be entitled to exercise all of their options and tender all Addison Shares issued in connection therewith under the Offer. Addison shall not, prior to completion of the Offer, grant additional options pursuant to the Share Option Plan. All Addison Options that have been tendered to Addison for exercise, conditional on A Co. taking up Addison Shares under the Offer ("Conditional Option Exercise"), shall be deemed to have been exercised concurrently with the take-up of Addison Shares by A Co., and A Co. shall accept as validly tendered under the Offer as of the Take-up Date all Addison Shares that are to be issued pursuant to the Conditional Option Exercise, provided that the holders of such options have paid to Addison the exercise price of such options, have indicated that such shares are tendered pursuant to the Offer and have agreed to surrender their remaining unexercised options to Addison for cancellation for no consideration effective immediately after the Take-up Date.

     (b) To the extent that holders of Addison Options do not exercise their Addison Options and tender the Addison Shares they receive upon such exercise, Addison may agree with all remaining holders of Addison Options that, in lieu of such holders exercising their Addison Options, Addison will pay to such holders immediately after the Expiry Time of the Offer the difference between the purchase price for the Addison Shares under the Offer and the exercise price of their Addison Options in consideration for the termination of such Addison Options and the surrender of their remaining unexercised options to Addison for cancellation for no consideration effective immediately after the Take-up Date.

(c)  Addison represents that its directors have:

     (i) determined to use all commercially reasonable efforts to encourage and facilitate all persons holding options to acquire Addison Shares to either:

           (A) exercise those options and tender all Addison Shares issued in connection therewith to the Offer; or

           (B) agree with Addison to the payment described in Sections 2.4(b) and (c); or

           (C) terminate their rights to exercise any of those Addison Options; prior to the Expiry Time of the Offer;

     (ii) authorized and directed Addison to cause the vesting of option entitlements under the Share Option Plan to accelerate prior to or concurrently with the completion of the Offer, such that all outstanding Addison Options shall be exercisable and fully vested prior to the Expiry Time of the Offer; and

     (iii) determined to use all commercially reasonable efforts to amend the Share Option Plan or applicable option agreements so as to allow for the payment described in Section 2.4(b);

     and Addison shall use all commercially reasonable efforts to give effect to such determinations, authorization and direction.

                                  ARTICLE III
                           PUBLICITY AND SOLICITATION

3.1  PUBLICITY

     (a) So long as this Agreement is in effect, each of Parent Co., A Co. and Addison shall advise, consult and cooperate with the other parties prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other written public or private statement to the press with respect to this Agreement, the transactions contemplated hereby or any other matters from the date hereof until the Expiry Time. Each of Parent Co., A Co. and Addison agrees not to issue any such press release or make any such written public or private statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult the other parties taking into account the time constraints to which it is subject as a result of such law or obligation.

     (b) Parent Co., A Co. and Addison agree that a joint press release shall be issued immediately following the execution of this Agreement.

                                   ARTICLE IV
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1  SECOND STAGE TRANSACTION

     If A Co. takes up and pays for Addison Shares pursuant to the Offer and thereby acquires at least the Minimum Required Shares, A Co. shall use all commercially reasonable efforts to acquire, and Addison agrees to use all commercially reasonable efforts to assist A Co. in acquiring, the balance of the Addison Shares by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for consideration per Addison Share which (a) consists of the same kind or kinds of consideration paid pursuant to the Offer, and (b) in respect of each such kind of consideration, is not less than the consideration paid pursuant to the Offer. Nothing herein shall be construed to prevent A Co. from acquiring, directly or indirectly, additional Addison Shares in the open market or in privately negotiated transactions, in another take-over bid, tender or exchange offer, or otherwise in accordance with applicable Securities Laws and Corporate Laws (including by way of compulsory acquisition) following completion of the Offer.

4.2 INFORMATION CIRCULAR, ETC.

         Without limiting Section 4.1, if A Co. is required to effect a Second Stage Transaction which requires approval of Addison's shareholders at a meeting of Addison's shareholders, Addison shall take all action necessary in accordance with applicable Securities Laws and Corporate Laws, any other applicable Canadian laws, the Addison Governing Documents and the requirements of any regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the action proposed by A Co., including, without limitation, preparing and mailing to its shareholders an Information Circular with respect to such meeting. The term "Information Circular" shall mean such proxy or other required information statement or circular and all related materials at the time required to be mailed to Addison's shareholders and all amendments or supplements thereto, if any. Each of A Co. and Addison shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by A Co. and Addison for use in the Information Circular, on both the date the Information Circular is first mailed to Addison's shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and will comply in all material respects with all applicable requirements of law. Each of A Co. and Addison shall correct promptly any information provided by it for use in any Information Circular which shall have become false or misleading.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT CO. AND A CO.

         Parent Co. and A Co. jointly and severally represent and warrant to Addison as follows and acknowledge that Addison is relying upon these representations and warranties in connection with the entering into of this
Agreement:

5.1 ORGANIZATION AND QUALIFICATION

         EACH OF PARENT CO. AND A CO. IS A corporation duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

5.2 AUTHORITY RELATIVE TO THIS AGREEMENT

         EACH OF PARENT CO. AND A CO. HAS the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by each of Parent Co. and A CO. of the transactions contemplated hereby have been duly authorized by each of the Parent Co. and A Co. boards of directors, and no other corporate proceedings on their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent Co. and A CO. and constitutes a legal, valid and binding obligation of each of Parent Co. and A CO. Enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

5.3 NO VIOLATIONS

         (a) Neither the execution and delivery of this Agreement by PARENT CO. AND A CO., nor the consummation by either of them of the transactions contemplated hereby, nor compliance by either of them with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent Co. or A CO. under, any of the terms, conditions or provisions of (x) the charter or bylaws of Parent Co. or A CO. or (y) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which PARENT CO. OR A CO. is a party or to which either of them, or any of their respective properties or assets may be subject or by which Parent Co. or A CO. is bound; or (ii) subject to compliance with the statutes and regulations referred to in
                  Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Parent Co. or A CO. (except, in the case of each of clauses (i) (y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of Parent Co. or A CO. taken as a whole or on the ability of Parent Co. or A CO. to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a material adverse effect on the business, operations and financial condition of PARENT CO. OR A CO. taken as a whole.

         (b) Other than in connection with or in compliance with the provisions of applicable Corporate Laws and Securities Laws,
                  (i) there is no legal impediment to Parent Co.'s or A CO.'S consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Parent Co. or A CO. in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the ability of Parent Co. or A CO. to consummate the transactions contemplated hereby.

5.4 AVAILABILITY OF FUNDS

         The aggregate cash consideration payable pursuant to the Offer is available to A Co. so that A Co. is in a position to purchase all of the Addison Shares tendered pursuant to the Offer in accordance with the terms of the Offer.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF ADDISON


         Addison hereby represents and warrants to (and, as applicable, covenants with) Parent Co. and A Co. as follows and acknowledges that Parent Co. and A Co. are relying upon these representations and warranties (and, as applicable, covenants) in connection with the entering into of this Agreement:

6.1 ORGANIZATION AND QUALIFICATION

         Addison is a corporation duly incorporated and organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Addison is duly registered to carry on business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Addison.

6.2 AUTHORITY RELATIVE TO THIS AGREEMENT

         Addison has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Addison's board of directors, and no other corporate proceedings on the part of Addison are or will be necessary to authorize this Agreement and the transactions contemplated hereby (except for obtaining shareholder approval in respect of any Second Stage Transaction). This Agreement has been duly executed and delivered by Addison and constitutes a legal, valid and binding obligation of Addison enforceable against Addison in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

6.3 NO VIOLATIONS

         (a) Neither the execution and delivery of this Agreement by Addison, nor the consummation by it of the transactions contemplated hereby, nor compliance by Addison with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Addison under, any of the terms, conditions or provisions of (x) the Addison Governing Documents or (y) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Addison is a party or to which Addison or any of its properties or assets may be subject or by which Addison is bound; (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Addison (except, in the case of each of clauses
                  (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of Addison or on the ability of Addison to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the business, operations and financial condition of Addison.

         (b) Other than in connection with or in compliance with the provisions of applicable Corporate Laws and Securities Laws,
                  (i) there is no legal impediment to Addison's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Addison in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on the ability of Addison to consummate the transactions contemplated hereby.

6.4 CAPITALIZATION


         As of the date hereof, the authorized share capital of Addison consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series. As of the date hereof, 9,500,000 Addison Shares are issued and outstanding. As of the date hereof, options to acquire an aggregate of 855,000 Addison Shares have been granted under the Share Option Plan, details of which, including the number of such options at each exercise price, are set forth in the Schedule E. Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Addison of any shares of Addison (including the Addison Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Addison (including the

Addison Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of Addison. All outstanding Addison Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and all Addison Shares issuable upon exercise of outstanding stock options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.

6.5 NO MATERIAL ADVERSE CHANGE

         Since December 31, 2000, there has not been any Material Adverse Change in respect of Addison.

6.6 NO UNDISCLOSED MATERIAL LIABILITIES

         Except for (a) liabilities and obligations disclosed or reflected in the audited financial statements of Addison for its fiscal year ended December 31, 2000, and (b) liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, Addison has not incurred any liabilities or obligations of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles to be reflected on a balance sheet of Addison) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

6.7 IMPAIRMENT

         To Addison's knowledge, the successful completion of the Offer will not result in a Material Adverse Change pursuant to or as a result of the provisions of any agreement or arrangement to which Addison is a party.

6.8 OBLIGATIONS

         The Officer Obligations do not exceed an aggregate of $482,000 for severance payable to officers and senior management and an aggregate of $500,000 payable to employees for retention bonuses. Except as disclosed herein, there are no other obligations or payments due or owing as a result of the execution and delivery of this Agreement by Addison, nor the consummation by it of the transactions contemplated hereby, nor compliance by Addison with any of the provisions hereof, that exceed $200,000 in the aggregate.

6.9 BROKERAGE AND OTHER FEES


         Addison has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Waterous Securities Inc. has been retained as Addison's financial advisor in connection with certain matters including the transactions contemplated hereby. Addison has delivered or will deliver concurrently with the execution hereof to Parent Co. a true and complete copy of its agreement with Waterous Securities Inc. The aggregate amount payable by Addison pursuant to (i) the agreement with Waterous Securities Inc. and (ii) expenses of independent engineers, legal counsel and other third party service providers shall not exceed $1,502,630 plus applicable Goods and Services Taxes.

6.10 CONDUCT OF BUSINESS


         Since December 31, 2000, Addison has not taken any action that would be in violation of Section 7.1 if such provision had been in effect since such date, other than violations which would not have any Material Adverse Effect or would not materially affect Addison's ability to consummate the transactions contemplated hereby.


6.11 FINANCIAL STATEMENTS


         The audited financial statements of Addison for its fiscal year ended December 31, 2000, have been prepared in accordance with generally accepted accounting principles applicable in Canada (except as otherwise indicated in such financial statements and the notes thereto or in the related report of Addison's independent accountants) and fairly present the financial position, results of operations and changes in financial position of Addison as of the dates and for the periods indicated therein. In connection with the preparation by KPMG LLP of the audited financial statements of Addison for the year ended December 31, 2000, Addison has provided to KPMG LLP all material information concerning its financial position, operations, results of operations, and changes in financial position, and Addison is not aware of any information not provided to KPMG LLP that would cause the representations in the immediately preceding sentence to be untrue or misleading.

6.12 SUBSIDIARIES

         Addison has no direct or indirect wholly owned or partially owned subsidiaries.

6.13 COMPLIANCE WITH LAW

         Addison has complied with and is in compliance with all laws and regulations applicable to the operation of its business and all applicable Corporate Laws and Securities Laws, except where such non-compliance would not, considered individually or in the aggregate, have a Material Adverse Effect on Addison or materially affect the ability of Addison to consummate the transactions contemplated hereby.

6.14 MATERIAL AGREEMENTS


         There are no agreements, permits, licenses, approvals, certificates, rights or authorizations material to the conduct of Addison's business except as disclosed in Schedule F, all such agreements, permits, licences, approvals, certificates, rights and authorizations are valid and subsisting, and Addison is not in material default under any of such agreements, permits, licences, approvals, certificates rights or authorizations.

6.15 EMPLOYMENT AGREEMENTS

         Except as disclosed in Schedule D, Addison is not a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than thirty (30) days or any written agreement which provides for a payment by Addison on a change of control of Addison or severance of employment and Addison shall not amend the terms and conditions of any of such agreements.

6.16 EMPLOYEE BENEFIT PLANS

         Addison does not have any employee benefit plans and has made no promises with respect to increased benefits under such plans other than (a) the Share Option Plan, (b) existing health, dental, vision and short and long term disability plans of general application, (c) the cash bonus plan for Addison's employees and consultants, and (d) five life insurance plans. All contributions (including premiums) required by law or contract to and including December 31, 2000, to have been paid or accrued under or with respect to such plans have been paid or accrued as at that date and have been reflected in the audited financial statements of Addison for its fiscal year ended December 31, 2000.

6.17 UNITED STATES RELATIONSHIPS AND OPERATIONS

         None of the securities of Addison are registered under the Securities Exchange Act of 1934 of the United States and none of the Addison Assets are located in the United States.

6.18 DATA AND INFORMATION

         To the knowledge of Addison, the data and information in respect of Addison and its assets, liabilities, business, operations and capital provided by Addison to Parent Co. was and is accurate and correct in all material respects as at the respective dates thereof and, taken as a whole, did not and does not now omit any data or information necessary to make any data or information provided not misleading in any material respect as at the respective dates thereof. Addison will preserve information contained in the Data Room (without any amendment or changes to such information), with such information to be maintained by Addison, and reasonable access shall be provided to Parent Co. upon reasonable request for purposes of identifying the information relating to the index of information and to facilitate efforts under Section 7.3.

6.19 ENGINEERING REPORT

         Addison has provided to Gilbert Laustsen Jung Associates Ltd. ("GLJ"), independent geological and petroleum engineering consultants, all material information concerning land descriptions and well data respecting the principal oil and gas assets of Addison at January 1, 2001 in respect of the Engineering Report and, in particular, all material information respecting Addison's interests in its principal oil and gas assets and the royalty burdens and net profits interest burdens thereon and Addison is not aware of any information not provided to GLJ that would have a material adverse impact on the Engineering Report, taken as a whole.

6.20 BOOKS AND RECORDS

         The corporate records and minute books of Addison have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

6.21 LITIGATION, ETC.

         There are, as at the date hereof, no actions, suits or proceedings pending, or to the knowledge of Addison threatened, affecting Addison before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of Addison or other person which, if successful, would have a Material Adverse Effect or materially adversely affect the ability of Addison to consummate the transactions contemplated hereby.

6.22 ENVIRONMENTAL

         Except as disclosed in the information contained in the Disclosed Information;

         (a)      Addison is not aware of, and has not received:


                  (i) any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures; or

                  (ii) any demand or notice with respect to the material breach of any environmental, health or safety law applicable to Addison or any of its business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

         (b) Addison has not received notice of and is not aware of any environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when they are no longer being used and restore and reclaim the surface sites thereof;

         (c) to the best of Addison's knowledge, all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary for the ownership, operation, development, maintenance, or use of any of the Tangibles have been obtained and maintained in effect;

         (d) to the best of Addison's knowledge, Addison, its assets and the ownership, operation, development, maintenance and use thereof are in material compliance with all Environmental Laws and with all terms and conditions of all Environmental Permits, and all prior instances of non-compliance have been fully and finally resolved to the satisfaction of all governmental authorities with jurisdiction over such matters;

         (e) no investigation or complaint by any governmental entity with respect to any environmental matter pertaining to or affecting the business or the assets of Addison is currently outstanding or threatened;

         (f) all known spills or similar incidents pertaining to or affecting the business or the assets of Addison have been reported to the appropriate governmental entities to the extent required by Environmental Laws; and

         (g) to the best of Addison's knowledge, all waste disposal pertaining to or affecting the business or the assets of Addison has been and is being conducted in accordance with all applicable Environmental Laws.

         For purposes of this section 6.22, Addison provides each of the representations and warranties to its knowledge, without inquiry, with respect to those operations and assets which it does not operate.

6.23 TAX MATTERS

         (a) For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Addison is required to pay, withhold or collect.

                  (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

         (b) All Returns required to be filed by or on behalf of Addison have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable in respect of such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Addison with respect to items or periods covered by such Returns.

         (c) Addison has paid or provided adequate accruals in its financial statements for the year ended dated December 31, 2000, for Taxes, including related future taxes, in conformity with generally accepted accounting principles applicable in Canada.

         (d) For all periods covered by the filed tax returns disclosed in the Disclosed Information, Parent Co. has been furnished by Addison true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Addison or on behalf of Addison relating to Taxes, and (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Addison.

         (e) No material deficiencies exist or have been asserted with respect to Taxes of Addison. Addison is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Addison or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Addison. The Returns of Addison have not been audited by a government or taxing authority within the last three (3) years, nor is any such audit in process, pending or, to the knowledge of Addison, threatened.

         (f) Addison has provided adequate accruals in its financial statements for its fiscal year ended December 31, 2000 (or such amounts are fully funded) for all employee benefit obligations of Addison arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Addison.

6.24 INSURANCE

         Policies of insurance in force as of the date hereof naming Addison as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Addison. All such policies of insurance shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

6.25 OPERATIONAL MATTERS

         (a)      Addison

                  (i) is not, to the best of its knowledge, in breach of or in default under, nor with the lapse of time or the giving of notice, or both, would Addison be in breach of or in default under, any of its obligations under any agreement by which any of its assets is bound, except for such breaches or default that do not and will not have a Material Adverse Effect on the Addison Assets taken as a whole; and

                  (ii) has not given or threatened to give notice of any default under, or made inquiry into any possible default under or action to alter, terminate, rescind or procure a judicial reformation of, any such agreement;

         (b) to the best of Addison's knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, Addison's interests in the Addison Assets, and other payments due and/or payable on or prior to the date hereof under or with respect to the Addison Assets, have been properly and timely paid and discharged or accrued for in the manner and at the time prescribed by the relevant regulations, Leases, or other agreements;

         (c) to the best of Addison's knowledge, all payments and obligations due and payable or performable on or prior to the date hereof under or on account of any of the Addison Assets have been duly paid, performed, or provided for prior to the date hereof;

         (d) to the best of Addison's knowledge, all costs, expenses and liabilities payable on or prior to the date hereof under the terms of any contracts and any other agreements or by to which Addison is bound have been properly and timely paid, except for such expenses as are being currently paid prior to delinquency in the ordinary course of business;

         (e) to the best of Addison's knowledge, there are no pipeline and production imbalances and penalties as of the date hereof arising with respect to the Addison and

                  (i) no purchaser is entitled to "make-up" or otherwise take or receive deliveries of hydrocarbons attributable to Addison's interest in the Addison Assets without paying at the time of such deliveries the full contract price therefor;


                  (ii) no person is entitled to receive any portion of the hydrocarbons or to receive cash or other payments to "balance" any disproportionate allocation of hydrocarbons produced from the assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreement, whether similar or dissimilar; and

                  (iii) no claim, notice, or order from any governmental authority has been received by Addison due to hydrocarbon production from the Addison Assets being in excess of allowables or similar violations which could result in curtailment of hydrocarbon production from Addison Assets after the date hereof.

6.26 REGARDING THE ADDISON ASSETS

         (a) the Addison Assets are free and clear of all liens, charges and encumbrances created by, through or under Addison, other than Permitted Encumbrances;

         (b) Addison has good title to or a valid leasehold interest in all of the interests of Addison in the Tangibles free and clear of all liens, charges or encumbrances other than Permitted Encumbrances;

         (c) Addison does not have any Take or Pay Obligations and is not a party to or bound by any gas balancing agreement;

         (d) a description is set forth in the Disclosed Information of all contracts which provide for the sale of Petroleum Substances to which Addison is a party or by which Addison is bound, and which have a remaining term of more than 90 days and which are not terminable without penalty on notice of 30 days or less;

         (e) Addison has not delivered a quantity of natural gas pursuant to any gas purchase contract in excess of the quantity which it was entitled to deliver pursuant thereto;

         (f) Addison is not a party to or bound by any interest rate swaps, foreign exchange swaps, commodity price hedging contracts or similar derivative contracts except as disclosed in the Disclosed Information;

         (g) to the best of Addison's knowledge, Addison has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any patent, copyright, trademark, trade secret or other intellectual property rights of any person and has not received notice of any claim or threatened claim of any person that it has done so;

         (h) the Addison Assets include all assets necessary to conduct the business of Addison substantially as carried on during the 12 month period prior to the date hereof excluding assets disposed of in the ordinary course of business;

         (i) except as disclosed in Schedule "G", none of the Addison Assets to which Alberta Royalty Tax Credits were attributed in the Engineering Report is a "restricted resource property" and all claims for such credits made by Addison have been accurate in all material respects and there is no claim to the contrary which is currently outstanding;

         (j) a description of all contracts which provide for the transportation of natural gas to which Addison is a party or by which Addison is bound, which have a term of more than 90 days and which are not terminable without penalty on notice of 30 days or less is set forth in the Disclosed Information other than the agreement dated July 7, 1999, between Addison and Gulf Midstream Services Limited, a copy of which has been provided to Parent Co.;

         (k) except for gas compressors leased by Addison at its Garrington and Pine Creek properties, none of the interests of Addison in the Tangibles which has a value of more than $50,000 is leased;

         (l) to the best of Addison's knowledge, there is no item of the Tangibles which, in accordance with good oilfield practices, should be replaced or repaired at a cost to Addison in excess of $25,000 that has not been replaced or repaired;

         (m) Addison has been receiving the revenues attributable to its interests in accordance with the ordinary practice in the oil and gas industry; where Addison is taking its production of Petroleum Substances in kind, such Petroleum Substances are being delivered to Addison or for its account in accordance with the ordinary practice in the oil and gas industry;

         (n) except for production penalties of general application, none of the Wells has been overproduced such that it is subject to a production penalty which has been imposed under applicable laws and regulations;

         (o) except as set out in the Disclosed Information, none of the Wells is subject to a production penalty arising under a contract as a result of an election by Addison not to participate in a drilling or other operation;

         (p) to the best of Addison's knowledge, all licenses and approvals required under applicable laws and regulations in respect of the Addison Assets have been issued or obtained and are in full force and effect and there is no breach or violation thereof;

         (q) other than with respect to the disposition by Addison of its Buck Lake Property, since December 31, 2000, Addison has conducted its business in the ordinary course and consistent with past practice;

         (r) the Disclosed Information contains a complete and accurate list of all of Addison's outstanding Authorizations for Expenditures ("AFE's"). Addison has not committed to any capital expenditures in excess of $25,000, on an individual basis, except to the extent of AFE's approved by Parent Co. The Disclosed Information contains a complete and accurate list of all material agreements to which Addison is a party or by which it is bound. None of the material agreements listed in the Disclosed Information has, except as described therein, been assigned or is the subject of any security agreement entered into by Addison or, to the knowledge of Addison, by the other party or parties thereto, except for any assignment or security agreement which could not reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth in the Disclosed Information, (i) each of such material agreements is a valid and binding obligation of Addison and, to the knowledge of Addison, the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally or equitable principles; (ii) neither Addison nor, to the knowledge of Addison, any other party thereto has terminated, cancelled or accelerated any term or condition of any such material agreement, no such term or condition has been modified, amended or waived where the effect of such modification, amendment or waiver extends beyond the date hereof, and no proposals or discussions with third parties for any such termination, modification, amendment or waiver are ongoing, except in either case in a manner which could not reasonably be expected to have a Material Adverse Effect; and (iii) neither Addison nor, to the knowledge of Addison, any other party to any such material agreement is in default or alleged to be in default under any such material agreement, and no other asserted or unasserted claim of Addison or, to the knowledge of Addison, any other party under any such material agreement exists, and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default, claim or dispute by Addison or, to the knowledge of Addison, any other party to any such material agreement, except in each case where such default, claim or dispute could not reasonably be expected to have a Material Adverse Effect. Addison has provided to Parent Co. the opportunity to review a copy of each of such written material agreements, each amendment, modification or supplement thereto, and any written waiver thereunder, and a description of the terms and conditions of any such oral material agreements;

         (s) Addison has disclosed to Parent Co. all facts or circumstances within its knowledge which could reasonably be expected to have a Material Adverse Effect;

         (t) except as disclosed in Schedule G, the Addison Assets are not subject to any area of mutual interest obligations;

         (u) Addison is not aware of any circumstance or material fact which is not reflected or correctly stated in the statements of operations and related documents, including joint venture billings, if any, provided to Parent Co. which would have a material negative impact on the future cash flow generated from the Addison Assets and, to the extent Addison operates the Addison Assets, all payments to Addison's working interest partners are current;

         (v) no party is currently disputing any fees charged by Addison for gathering, compression, processing, treating, disposal, storage, transmission or other services provided in respect of the Addison Assets and Addison is not aware of any basis for any party to make such a claim;

         (w) Addison is not aware of any application or threatened application by any third party to have any portion of the Addison Assets declared a common carrier or common processor;

         (x) to the extent Addison has operated the Addison Assets and conducted any abandonment or reclamation operations in respect thereof, all such abandonments and reclamations have been conducted in accordance with generally accepted oil and gas industry practices and in material compliance with applicable regulations and, to the extent Addison has not operated the Addison Assets, all such abandonments and reclamations have been conducted in accordance with generally accepted oil and gas industry practices and in material compliance with all applicable regulations to the best of Addison's knowledge; and

         (y) the Addison Assets, to the extent the same have been or are presently operated by Addison, have been, as applicable, drilled, completed, constructed, maintained and operated in accordance with generally accepted oil and gas industry practices and in material compliance with all applicable regulations; to the extent Addison has not operated the Addison Assets, the Addison Assets have been, as applicable, drilled, completed, constructed, maintained and operated in accordance with generally accepted oil and gas industry practices and in material compliance with all applicable regulations to the best of Addison's knowledge.

                                   ARTICLE VII
                               CONDUCT OF BUSINESS


7.1 CONDUCT OF BUSINESS BY ADDISON

         Addison covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; and (ii) the time at which this Agreement is terminated in accordance with its terms, unless A Co. shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

         (a) the business of Addison shall be conducted only in, and Addison shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and Addison shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

         (b) Addison shall not directly or indirectly do or permit to occur any of the following: (i) amend the Addison Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Addison, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Addison, other than Addison Shares issuable pursuant to the terms of the Addison Options granted pursuant to the Share Option Plan; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities other than Addison Options granted pursuant to the Share Option Plan for consideration equal to the difference between $6.62 and the exercise price per share of such options; (v) split, combine or reclassify any of its shares;
                  (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Addison; (vii) reduce the stated capital of Addison; or (viii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

         (c) Addison shall not, without prior consultation with and the consent of A Co., such consent not to be unreasonably withheld, directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any assets having an individual value in excess of $50,000, and $100,000 in the aggregate; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer; (iii) acquire any assets with an acquisition cost which would exceed $50,000 individually or $200,000 in the aggregate, with the exception of purchases at crown lease sales and freehold lease acquisitions where Parent Co. has been consulted prior to such acquisition; (iv) incur any indebtedness for borrowed money in excess of existing facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than the Officer Obligations and fees payable to legal advisors in the ordinary course and fees payable to legal and financial advisors in respect of the Offer; (v) authorize, recommend or propose any release or relinquishment of any material contract right; (vi) waive, release, grant or transfer any material right of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (vii) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (viii) enter into any agreements with directors or officers of Addison or their respective affiliates; (ix) enter into commitments of a capital expenditure nature or incur any contingent liability other than in accordance with ordinary course expenditures, including AFE's approved prior to the date hereof and the drilling of individual wells with a cost of up to $50,000 each, having an aggregate cost of up to $200,000 each, except as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business or as may be required by law; or (x) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

         (d) Addison shall not create any new Officer Obligations and, except for payment of the existing Officer Obligations (from which Addison shall make appropriate withholdings as required by applicable laws), Addison shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of Addison or the entering into of any employment agreement with any officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies;

         (e) Addison shall use its reasonable commercial efforts to cause the current insurance (or re-insurance) policies of Addison, taken as a whole, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (f) Addison shall not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

         (g) Addison shall not adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund, program or arrangement for the benefit of employees, except as is necessary to comply with applicable law or with existing provisions of any such plan, agreement, trust, fund, program or arrangement; and

         (h) Addison shall comply in all material respects with all applicable laws and material contracts.

7.2 CONDUCT OF BUSINESS BY PARENT CO. AND A CO.

         Each of Parent Co. and A Co. covenants and agrees that, during the period from the date of this Agreement until the time at which this Agreement is terminated in accordance with its terms, unless Addison shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

         (a) neither of them will take any actions that would, or that reasonably may be expected to, materially impede or otherwise frustrate the completion of the Offer; and

         (b) neither of them will take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect.

7.3 INTEGRATION OF OPERATIONS

         From and after the mailing of the Offer, Parent Co., A Co. and their respective representatives will be permitted reasonable access to Addison's premises, field operations, records, computer systems, properties, books, contracts, records, management personnel and employees to permit A Co. to be in a position to expeditiously and efficiently integrate the business and operations of Addison with that of A Co. immediately upon, but not prior to, the Effective Time without causing any unreasonable disruptions to Addison's business or operations prior to the Effective Time.

                                  ARTICLE VIII
                              COVENANTS OF ADDISON

8.1 NOTICE OF MATERIAL CHANGE

         From the date hereof until the termination of this Agreement, Addison shall promptly notify A Co. in writing of:

         (a) any material change (actual, anticipated, contemplated or, to the knowledge of Addison, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Addison;

         (b) any change in the facts relating to any representation or warranty set forth in Article VI which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

         (c) any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

         Addison shall in good faith discuss with A Co. any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Addison, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice is to be given to A Co. pursuant to this Section 8.1.

8.2 NON-COMPLETION FEES

         (a)      If at any time after the execution of this Agreement:

                  (i) the board of directors of Addison withdraws or, in any manner adverse to A Co. redefines, modifies or changes any of its recommendations or determinations referred to in Section 2.2(a) prior to the Expiry Time of the Offer, or resolves to do so;

                  (ii) any bona fide Take-over Proposal for the Addison Shares is publicly announced or commenced, and the board of directors of Addison fails to publicly reaffirm and maintain its recommendation of the Offer to Addison's shareholders within 10 days after the commencement of any such Take-over Proposal;

                  (iii) the board of directors of Addison recommends that Addison shareholders deposit their Addison Shares under, vote in favour of, or otherwise accept, a Take-over Proposal;

                  (iv) Addison enters into any agreement with any person with respect to a Take-over Proposal prior to the Expiry Time of the Offer, excluding a confidentiality agreement entered into in compliance with Section 8.3;

                  (v) a Take-over Proposal is publicly announced, proposed, offered or made to Addison's shareholders or to Addison prior to the Expiry Time of the Offer, the Offer expires and is not consummated by reason, in whole or in part, of the Minimum Condition not having been satisfied, and such Take-over Proposal, with or without amendment, is thereafter completed; or

                  (vi) the Offer is not consummated as a result of a material breach by Addison of any of the representations, warranties or covenants contained herein (except where such breach is itself the result of a material breach by Parent Co. or A Co. of any of their representations, warranties or covenants contained herein);

then Addison shall upon the occurrence of any such event pay to A Co. the amount of $4,000,000 (the "Addison Break Fee").

         (b) A Co. shall pay to Addison in cash or certified cheque (on the date of the occurrence of any event below) the amount of $4,000,000 (the "A Co. Break Fee") if the Offer is not consummated as a result of a material breach by Parent Co. or A Co. of any of their representations, warranties or covenants contained herein (except where such breach it itself the result of a material breach by Addison of any of Addison's representations, warranties or covenants contained herein).

         (c) If either A Co. or Addison is entitled to receive a payment from the other as a result of the operation of this Section 8.2, then payment of such amount shall be conclusively deemed to be the liquidated damages suffered by the party receiving the payment in connection with this Agreement or the breach of any term hereof and shall operate in full and final satisfaction of any and all liability which the party obligated to make the payment may have to the other pursuant to the terms of this Agreement or the breach of any of the payor's covenants, representations or warranties contained herein.

8.3 NO SOLICITATION

         Addison shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion, negotiation or other procedures with any parties conducted heretofore by Addison, or by its officers, directors, employees, financial advisors, legal counsel, representatives and agents ("Representatives") with respect to a Take-over Proposal whether or not initiated by Addison, and in connection therewith Addison shall not release any third party from any confidentiality or standstill agreement to which Addison and such third party are parties or amend any of the foregoing and shall exercise all rights to require the return of information regarding Addison previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding Addison. From and after the date hereof, Addison will not, and will not authorize or permit any of the Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussions, negotiations or inquiries relating thereto or accept any Take-over Proposal; provided, however, that Addison may do the following: (a) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Addison or the Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish to such third party information concerning Addison and its business, properties and assets which has previously been provided to Parent Co. or A Co. if, and only to the extent that (i) the third party has first made a bona fide written Take-over Proposal that is financially superior to the Offer and has demonstrated that such proposal constitutes a commercially feasible transaction which could be carried out within a time frame that is reasonable in the circumstances and that the funds or other consideration necessary for the Take-over Proposal are available (as determined in good faith in each case by Addison's board of directors after receiving the advice of its financial advisors) (a "Superior Proposal") and Addison's board of directors has concluded in good faith, after considering applicable law and receiving the advice of legal counsel that such action by the Addison board of directors is required to comply with fiduciary duties under applicable law; (ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Addison provides immediate notice orally and in writing to A Co. specifying that Addison is furnishing information to or entering into discussions or negotiations with such person or entity with respect to a Superior Proposal, Addison receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Parent Co. Confidentiality Agreement, and provides to A Co. a copy of such Superior Proposal and any amendments thereto and confirmation in writing the determination of Addison's board of directors that the Take-over Proposal if completed would constitute a Superior Proposal; (iii) Addison provides immediate notice to A Co. at such time as it or such person or entity terminates any such discussions or negotiations; and (iv) Addison immediately provides to A Co. any information provided to any such person or entity whether or not previously made available to A Co.; (b) comply with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934 of the United States with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Addison's shareholders; and (c) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause (c)) if prior to such acceptance, recommendation, approval or implementation, Addison's board of directors shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Offer which may be offered by A Co. during the three Business Days notice period set forth below and after receiving the advice of legal counsel, that such action is required for the board of directors of Addison to comply with fiduciary duties under applicable law and Addison terminates this Agreement in accordance with Sections 8.2 and 11.1(g) and concurrently therewith pays the fees payable thereunder. Addison shall give A Co. orally and in writing at least three Business Days advance notice of any decision by the board of directors of Addison to accept, recommend, approve or implement a Superior Proposal, which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. In addition Addison shall, and shall cause its financial and legal advisors to, negotiate in good faith with A Co. to make such adjustments in the terms and conditions of this Agreement and the Offer as would enable Addison to proceed with the Offer as amended rather than the Superior Proposal. If A Co. proposes to amend this Agreement and the Offer to provide substantially equivalent or superior value to that provided under the Superior Proposal within the three Business Days time period specified above, then Addison shall not enter into any agreement regarding the Superior Proposal.

8.4 ADDISON BOARD OF DIRECTORS

         As soon as reasonably practicable following the acquisition by A Co. of more than 50% of the outstanding Addison Shares pursuant to the Offer, the board of directors of Addison shall be immediately reconstituted through resignations of all existing Addison directors and the appointment of A Co. nominees in their stead. Addison shall, in accordance with the foregoing and subject to the provisions of the Act, assist A Co. to secure the resignations of all Addison directors to be effective at such time as may be required by A Co. and to use its best efforts to cause the election or appointment of the A Co. nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

8.5 REPRESENTATIONS AND WARRANTIES

         ADDISON covenants and agrees that from the date hereof until the Effective Time, Addison shall not take any action, or fail to take any action, that would or could reasonably be expected to result in the representations and warranties set out in Article VI being untrue in any material respect.


                                   ARTICLE IX
                        COVENANTS OF PARENT CO. AND A CO.


9.1 REPRESENTATIONS AND WARRANTIES

         PARENT CO. AND A CO. covenant and agree that from the date hereof until the Effective Date, neither Parent Co. nor A Co. shall take any action, or fail to take any action, that would or could result in the representations and warranties set out in Article V being untrue in any material respect.

9.2 OTHER COVENANTS

         Parent Co. and A Co. covenant and agree that from the date hereof until the termination of this Agreement, unless Addison agrees otherwise in writing:

         (a) each of Parent Co. and A Co. shall use its commercially reasonable efforts to consummate the Offer, subject only to the terms and conditions hereof and thereof; and

         (b) each of Parent Co. and A Co. shall use its commercially reasonable efforts to obtain all of the regulatory approvals, waivers and consents required by either of them in connection with the transactions contemplated hereby.


                                    ARTICLE X
                                MUTUAL COVENANTS


10.1 OTHER FILINGS

         A CO. and Addison shall, as promptly as practicable hereafter, prepare and file any filings required under any applicable Securities Law or any other applicable laws relating to the transactions contemplated hereby.

10.2 ADDITIONAL AGREEMENTS

         Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts
(a) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any person as may be required pursuant to any agreement, arrangement or understanding relating to Addison's operations),
(b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (d) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to effect all necessary registrations and other filings and submissions of information requested by governmental authorities, and (f) to fulfill all conditions and satisfy all provisions of this Agreement and the Offer. For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.


                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER


11.1 TERMINATION

         This Agreement, other than any obligations heretofore accrued, may be terminated by written notice promptly given to the other parties hereto, at any time prior to the time A Co. first takes up and pays for Addison Shares:

         (a)      by mutual agreement by A Co. and Addison; or

         (b) by either A Co. or Addison if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final; or

         (c) by Addison, if A Co. has not mailed the Offer Documents to Addison's Shareholders by 11:59 p.m. (Calgary time) on March 30, 2001; or

         (d) by A Co., if the conditions to the Offer set forth in Schedule A have not been satisfied or waived by A Co. at or before the Expiry Time; or

         (e) subject to Section 2.1(c), by either A Co. or Addison, if A Co. has not taken up and paid for the Addison Shares deposited under the Offer on or before the date which is 60 days following the day of mailing of the Offer Documents; or

         (f) by A Co. or Addison, if the Offer terminates or expires at the Expiry Time without A Co. taking up and paying for any of the Addison Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations under this Agreement required to be performed by it; or

         (g)      by A Co. or Addison, if either of the fees referred to in
                  Section 8.2 becomes payable and payment is made to Addison or A Co., as applicable; or

         (h) by either A Co. or Addison, if there has been a breach or non-performance by the other party of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the party seeking to terminate, provided the breaching party has been given notice of and three days to cure any such misrepresentation, breach or non-performance, other than in respect of Section 8.2 and Section 8.3.


11.2 EFFECT OF TERMINATION

         In the event of the termination of this Agreement as provided in
Section 11.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Parent Co., A Co. or Addison hereunder except as set forth in Section 8.2 and Section 12.5 and this Section 11.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement.

11.3 AMENDMENT

         This Agreement may be amended by mutual agreement among the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

11.4 WAIVER

         A Co., on the one hand, and Addison, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE XII
                               GENERAL PROVISIONS

12.1 NOTICES

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):


         (a)      if to A Co.:

                  EXCO RESOURCES CANADA INC.
                  6500 Greenville Avenue
                  Suite 600, LB17
                  Dallas, Texas

                  Attention: Richard Miller

                  Telecopy No.: (214) 368-2087

                  and to Parent Co.:

                  EXCO RESOURCES, INC.
                  6500 Greenville Avenue
                  Suite 600, LB17
                  Dallas, Texas 75206

                  Attention: Richard Miller

                  Telecopy No.: (214) 368-2087
         with a copy to:

                  Bennett Jones LLP          -and-  Haynes and Boone LLP
                  4500 Bankers Hall East            1000 Louisiana, Suite 4300
                  855-2nd Street S.W.               Houston, Texas  77002
                  Calgary, Alberta                  U.S.A.
                  T2P 4K7

                  Attention: Paul M. Farion         Attention: William L. Boeing

                  Telecopy No.: (403) 265-7219      Telecopy No.: (713) 236-5699


         (b)      if to Addison:

                  Addison Energy Inc.
                  Suite 310
                  600-6th Avenue S.W.
                  Calgary, Alberta
                  T2P 0S5

                  Attention: Craig Hruska

                  Telecopy No.: (403) 216-2735


         with a copy to:

                  Donahue Ernst & Young
                  Ernst & Young Tower
                  1000, 440-2nd Avenue S.W.
                  Calgary, Alberta
                  T2P 5E9

                  Attention: Mike Laffin

                  Telecopy No.: (403) 206-5525

12.2 MISCELLANEOUS


         (a) This Agreement, except for the Parent Co. Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. Addison agrees in favour of Parent Co. and A Co. that the standstill provisions of the Parent Co. Confidentiality Agreement are waived and terminated to the extent necessary to permit A Co. to purchase Addison Shares in accordance with Securities Laws and for so long as the Offer remains outstanding. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


         (b) Subject to the prior consent of A Co., acting reasonably, as to the form and substance thereof, Addison agrees coincidentally with the mailing of the Offer Documents to deliver a letter to all parties to, and recipients under, the Addison confidentiality agreements who received evaluation material requesting the return or destruction of such evaluation material in accordance with terms of the applicable confidentiality agreement and advising such parties and recipients as to their obligations under the confidentiality agreements in the context of this Agreement and the Offer.

12.3 ASSIGNMENT

         Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. A Co. may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly owned subsidiary of A Co., provided that if such assignment takes place, A Co. shall continue to be liable to Addison, as principal obligor, for any default in performance by the assignee.

12.4 EXPENSES

         Except as provided in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Offer is consummated.

12.5 SEVERABILITY

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6 PARENT CO. GUARANTEE

         Parent Co. hereby unconditionally and irrevocably guarantees the performance of all covenants and obligations of A Co. in this Agreement. Parent Co. waives presentment, demand of payment, any right to require proceeding first against A Co., protest notice and all demands whatsoever. Parent Co. agrees that this guarantee will not be discharged except by complete performance of the covenants and obligations of A Co. under this Agreement.

12.7 COUNTERPART EXECUTION

         This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

         IN WITNESS WHEREOF, Parent Co., A Co. and Addison have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADDISON ENERGY INC.                         EXCO RESOURCES, INC.


Per: /s/ STEVE FAGAN                        Per: /s/ RICHARD E. MILLER
     -------------------------------             -------------------------------
     Name: Steve Fagan                           Richard E. Miller
     Title: Vice President,                      Vice President
            Corporate Development


Per:
     -------------------------------
     Name:
     Title:
                                            EXCO RESOURCES CANADA INC.


                                            Per: /s/ RICHARD E. MILLER
                                                 -------------------------------
                                                 Richard E. Miller
                                                 Vice President

                                   SCHEDULE A

                             CONDITIONS TO THE OFFER

         The capitalized terms used in this Schedule A have the meanings set forth in the attached Pre-Acquisition Agreement dated effective as of March 22, 2001 (the "Agreement"), among Parent Co., A Co. and Addison, except that the term "Offeror" shall be deemed to refer to A Co.


         Notwithstanding any other provision of the Offer, but subject to the provisions of the Agreement, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Addison Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror:

prior to the Expiry Time, and at the time the Offeror first takes up and pays for Addison Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Addison Shares (calculated on a diluted basis) (the "Minimum Condition");


         (a) all requisite regulatory approvals and regulatory consents (including, without limitation, those of any court, stock exchange or securities or other regulatory authority) which are considered by the Offeror, acting reasonably, as being necessary to complete the Offer shall have been obtained on terms and conditions satisfactory to the Offeror, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no unresolved objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period;


         (b) 1) no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Addison carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgment of the Offeror, acting reasonably:

                  (B) has the effect or may have the effect of cease trading, enjoining, prohibiting or imposing material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Addison Shares or the right of the Offeror to own or exercise full rights of ownership of the Addison Shares;

                  (C) has had, or if the Offer was consummated would result in, a material adverse change or, in the case of (ii) above, would have a material adverse effect on the Offeror's ability to complete the Offer as determined by the Offeror, acting reasonably;

                  (D) has a material adverse effect on the ability to complete any compulsory acquisition or any amalgamation, statutory arrangement or other transaction involving the Offeror and/or an affiliate of the Offeror and Addison and/or the holders of Addison Shares for the purposes of Addison becoming, directly or indirectly, a wholly owned subsidiary of the Offeror or effecting an amalgamation or merger of Addison's business and assets with or into the Offeror and/or an affiliate of the Offeror (a "Subsequent Acquisition Transaction");

         (c) the Offeror shall have determined, in its sole judgment, acting reasonably, that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Addison Shares under the Offer or completing any compulsory acquisition or Subsequent Acquisition Transaction in respect of any Addison Shares not acquired under the Offer;

         (d) there shall not have occurred, developed or come into effect or existence any law, regulation, action, government regulation, enquiry or other similar occurrence whatsoever which, in the sole judgment of the Offeror, acting reasonably, has or would have a materially adverse effect on the business or operations of Addison;

         (e) there shall not have occurred any actual or threatened change (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, acting reasonably, directly or indirectly, has or may have material adverse significance with respect to the business or operations of any of the Offeror and Addison and their respective subsidiaries or entities, in each case taken as a whole, in which either of them has a material interest or with respect to the regulatory regime applicable to their respective businesses and operations or with respect to completing any compulsory acquisition or Subsequent Acquisition Transaction;

         (f) the Offeror shall have determined in its sole judgment, acting reasonably, that (i) Addison shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement, and (ii) all representations and warranties of Addison contained in the Agreement shall have been true and correct in all material respects (or, in the case of representations and warranties that are themselves qualified by a materiality limitation, shall have been true and correct) as of the date of the Agreement, shall continue to be true and correct as though made on each successive date thereafter and shall not have ceased to be true and correct in any material respect thereafter;

         (g) the Agreement shall not have been terminated pursuant to its terms; and

         (h) the Offeror shall, in its sole judgment acting reasonably, be satisfied that all outstanding stock options, warrants and other rights to acquire any Addison Shares shall have been either exercised or terminated or may be terminated or otherwise dealt with on a basis acceptable to the Offeror in its sole judgment, acting reasonably, prior to the Offeror taking up any Addison Shares pursuant to the Offer.

                                   SCHEDULE B

                          FORM OF PRE-TENDER AGREEMENT


                              EXCO RESOURCES, INC.



                                                March 22, 2001



Dear Sir:

         RE: OFFER BY EXCO RESOURCES, INC. TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES OF ADDISON ENERGY INC.

         Reference is made to the Pre-Acquisition Agreement dated effective as of March 22, 2001 (the "Pre-Acquisition Agreement") among a wholly owned subsidiary of EXCO Resources, Inc. (herein called "A Co."), EXCO Resources, Inc., as guarantor of the obligations of A Co., and Addison Energy Inc. (herein called "Addison") pursuant to which A Co. has agreed, on certain terms and conditions, to make an offer to purchase all of the issued and outstanding Addison Shares. All capitalized terms referred to herein shall have the meanings attributed thereto in the Pre-Acquisition Agreement.

         We understand that you (the "Selling Shareholder") beneficially own, directly or indirectly, or exercise control or direction over, the number of Addison Shares and options to acquire further Addison Shares set forth in your acceptance at the end of this Agreement.

1. Covenants of Selling Shareholder

         By the acceptance of this letter agreement, the Selling Shareholder hereby agrees, subject to the terms of paragraph 3 of this letter agreement, from the date hereof until the termination of this letter agreement:

         (a) not to sell, assign, convey or otherwise dispose of any of the Addison Shares or options to acquire further Addison Shares owned, controlled or directed by such Selling Shareholder except pursuant to the Offer;

         (b) unconditionally and irrevocably to accept the Offer made by A Co. by tendering or causing to be tendered and not withdrawn the Addison Shares presently owned, controlled or directed or hereafter acquired, controlled or directed (including any Addison Shares hereafter acquired pursuant to the exercise of any options or other rights to purchase Addison Shares) by such Selling Shareholder not later than 5 business days prior to the Initial Expiry Time and in accordance with the terms and conditions of the Offer free and clear of any and all liens, encumbrances, charges and rights and interests of third parties whatsoever;

         (c) to sell or surrender to Addison or exercise all options held by the Selling Shareholder to acquire Addison Shares (the "Options") that have an exercise price less than the consideration offered pursuant to the Offer, and to forthwith surrender all remaining Options to Addison immediately following the Effective Time;

         (d) not to exercise any statutory or other rights of withdrawal with respect to any Addison Shares owned by such Selling Shareholder once deposited pursuant to the Offer unless this letter agreement is terminated prior to A Co. taking up the Addison Shares under the Offer;

         (e) not to directly or indirectly initiate or propose any solicitation of shareholders of Addison, and not to induce or attempt to induce any other person to initiate any shareholder proposal or "take-over bid" (exempt or otherwise), within the meaning of the Securities Act (Alberta), or other Acquisition Proposal. "Acquisition Proposal" means any offer or proposal for any arrangement, amalgamation, merger, takeover bid, tender offer, reorganization, recapitalization, purchase of assets or assumption of liabilities transaction, liquidation or winding up of, or other business combination or similar transaction involving Addison or the acquisition of a substantial equity interest in, or the acquisition of all or a substantial potion of the assets of, Addison;

         (f) not to, by action or omission, do anything from the date hereof until and including the completion of the Offer or termination of this letter agreement that would result in the representations and warranties of Addison set forth in the Pre-Acquisition Agreement ceasing to be true and correct in all material respects;

         (g) if applicable, to deliver to A Co., on or prior to the Initial Expiry Date, the resignation of the Selling Shareholder as a director, and to exercise the Selling Shareholder's best efforts to obtain the resignations of such directors of Addison as A Co. may designate in writing and exercise the Selling Shareholder's best efforts to cause the nominees of A Co. to be substituted therefor;

         (h) to vote and cause to be voted or refrain from exercising any voting rights attaching to all shares and securities of Addison beneficially owned, directly or indirectly, or over which the Selling Shareholder exercises voting control or direction on any resolution that may be placed before any meeting of shareholders or security holders of Addison in accordance with instructions received from A Co.;

         (i) to support, and direct its agents and representatives (subject to any fiduciary duties to which they may be subject) to take or do all reasonable actions and steps necessary, proper or advisable toward the successful completion of the acquisition by A Co. of the Addison Shares on the terms contained in the Pre-Acquisition Agreement; and

         (j) not to exercise any shareholder rights or remedies available at common law or pursuant to the Business Corporations Act (Alberta) or applicable securities legislation to delay, hinder, upset or challenge the Offer.

2. Expenses

         A Co. and the Selling Shareholder agree to pay their own respective expenses incurred in connection with this letter agreement.

3. Termination

         It is understood and agreed that the respective rights and obligations hereunder of A Co. and the Selling Shareholder shall cease and this letter agreement shall terminate in the event that (a) the Offer is not completed by May 31, 2001, or (b) the Pre-Acquisition Agreement is terminated by mutual agreement of the parties thereto or as a result of a breach of the Pre-Acquisition Agreement by A Co.

         In the event of termination of this letter agreement, the Selling Shareholder may withdraw all of the Addison Shares deposited in accordance with the terms and conditions of the Offer, this letter agreement shall forthwith be of no further force and effect and there shall be no liability on the part of either the Selling Shareholder or A Co., except to the extent that either such party is in default of its obligations herein contained.

4. Amendment

         Except as expressly set forth herein, this letter agreement constitutes the whole of the agreement between the parties hereto and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5. Assignment

         Except as expressly set forth herein, no party to this letter agreement may assign any of its rights or obligations under this letter agreement without the prior written consent of the other party.

6. Disclosure

         Prior to first public disclosure of the existence and terms and conditions of this letter agreement, none of the parties hereto shall disclose the existence of this letter agreement or any details hereof to any person other than Addison, its directors and officers, without the prior written consent of the other parties hereto, except to the extent required by law. The existence and terms and conditions of this letter agreement may be disclosed by A Co. and Addison in the press release issued in connection with the execution of the Pre-Acquisition Agreement and the Offer Documents and the directors circular prepared by Addison.

7. Enurement

         This letter agreement will be binding upon and enure to the benefit of A Co. and, the Selling Shareholder and their respective executors, administrators, successors and permitted assigns.

8. Applicable Law

         This letter agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

9. Counterparts

         This letter agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of telecopier.

                                                Yours truly,



Per:
     ------------------------------

                                   ACCEPTANCE

         The foregoing is hereby accepted as of and with effect from the ___ day of March, 2001, and the undersigned hereby confirms that the undersigned beneficially owns ______________ Addison Shares and options to acquire a further ___________________ Addison Shares.


---------------------------------              ---------------------------------
Witness                                        Name:
                                               Title:




                                      C-1